EXHIBIT 99.1

Integrated Data Corp Continues Interest in Acquiring TransNet Corporation

CONSHOHOCKEN, Pa., Aug. 20, 2003 (PRIMEZONE) -- Integrated Data Corp (OTCBB:ITDD) ("IDC") announced today it had again written, by way of a non-binding letter of intent, to the Board of TransNet Corporation (OTCBB:TRNT) ("TransNet") in respect to IDC's continued interest in negotiating the terms of a recommended offer by IDC to acquire 100% of the equity of TransNet.

IDC's improved provisional and conditional offer terms would value each TransNet share at $3.50, the consideration being payable partly in cash of $1.25 and the remaining $2.25 payable in IDC common stock, which would be issued freely tradable and fully paid. The cash element alone represents an offer in excess of TransNet's average share price over the past three months.

"IDC believes that this corporate marriage is in the best interests of the shareholders of both enterprises," said IDC's Chairman and CEO Dave Bryan. "Diversification of products, services, and global markets is the way to strong future profits in these turbulent economic times, which, in turn, maximizes shareholder value." In the event that IDC is successful in acquiring TransNet, IDC could provide TransNet with additional products and opportunities and would hope to operate the company as a wholly owned subsidiary of IDC, utilizing TransNet's existing management team.

IMPORTANT INFORMATION: IDC emphasizes that its provisional offer to the Board of TransNet is heavily conditional and is currently based on the following:

1. Other than existing public information, IDC has received no indication of TransNet's current financial results; therefore, IDC's provisional offer is based solely on TransNet's last published 10-Q for the quarter ending March 31, 2003. Dependent on TransNet's current financials and business performance, IDC reserves the right to rescind the provisional offer or alter the conditions of the offer at its sole discretion.

2. Should an offer be made, such offer would only become effective following acceptance of the offer by the holders of at least 90% of the outstanding equity of TransNet.

About IDC:

Headquartered in Conshohocken, Pa., IDC is a Delaware corporation with a Nasdaq OTCBB listed stock, symbol 'ITDD'. It is an international holding company with interests in the U.S., Canada, the U.K. and Italy. IDC's subsidiaries and partner companies offer a wide range of telecommunications, wireless, point-of-sale activation, financial transaction and other services. In 2002 IDC successfully completed a reorganization under Chapter 11 and is now profitable on a consolidated basis with no 'recourse debt' of any nature.

See www.integrateddatacorp.com.

Special Note Regarding Forward-Looking Statements: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding technology under development, strategies and objectives. Forward-looking statements involve risks and uncertainties and are subject to change at any time. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:  Integrated Data Corp
          Dave Bryan
          (610) 825-6224, x1701
          DBryan@IntegratedDataCorp.com